Green Baron Ventures Inc.
19248 Cheyenne St.
Northridge, CA 91326
(818)923-5302

THIS SERVICE AGREEMENT is entered into on 08/22/14 (herein the "Effective Date") between Green Baron Ventures Inc. and Mantra Venture Group, Ltd. for shareholder awareness services related to Mantra Venture Group, Ltd. (OTCQB: MVTG). Herein, Mantra Venture Group, Ltd. may be referred to as "CLIENT' or "MVTG".

A. Green Baron Ventures Inc. provides consulting and marketing services in connection with CLIENT's ongoing business activities.

B. CLIENT employs the services of Green Baron Ventures Inc. to provide consulting and marketing services, as defined below, and Green Baron Ventures Inc. to provide such services to CLIENT.

NOW, THEREFORE, for the mutual promises, representations, warranties and covenants contained herein, the parties agree as follows:

AGREEMENT

1. Consulting and Marketing Services. Green Baron Ventures Inc. shall provide the following services throughout the term of this Agreement (collectively the "Consulting and Marketing Services"):

1.1 Corporate consulting and promotion including, but not limited to, e-mail database distribution and audio-taped webcast interviews available at www.thegreenbaron.com Green Baron Ventures will work with CLIENT to build a database of interested investors and provide that list to the Company.

1.2 Green Baron Ventures plans to upgrade Mantra Venture Group, Ltd. (OTCQB: MVTG) and introduce to its members in The Green Baron Report as a Green Baron "Stock Pick", its strongest and most aggressively supported level of stock coverage. The newly written and updated detailed profile will be the equivalent of 8 to 15 pages in length. The estimated date of release of this report is expected on or before Monday, September 8, 2014. The profile will focus on the positive developments of the Company, and will be emailed to all opt in members in Green Baron Ventures databases. Green Baron Ventures will provide a draft copy to Client for review and editing prior to dissemination.

1.3 The Green Baron Report will update its members on newsworthy developments of MVTG through email distributions to its members and updates in the marquee on the website for a period that will last at least three (3) months from the date of the initial profile.

1.4 The Green Baron Report will offer to conduct a minimum of two (2) edited, audio-taped webcast interviews with a senior director or representative of MVTG at time to be determined. The webcast interviews are typically about 10 to 20 minutes in length, and it is preferable that the interviews are conducted with the CEO, President, Chairman, or founder. Green Baron Ventures will provide a list of suggested webcast interview questions prior to the interview.

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1.5 Green Baron Ventures will furnish the CLIENT or Public Relations representative associated with CLIENT a suggested press release to announce details of each webcast for the Company to release. Green Baron Ventures will also alert it's opted in members of The Green Baron Report of each webcast through a separate email and on the marquee of its website(s).

1.6 The Green Baron Report started a "Text Alert" service in the past two years to communicate new stock ideas to opt in subscribers of the text service via text messages. Although Green Baron Ventures, Inc. may charge additional compensation for this service in the future, it will not charge CLIENT for this service during the term of this agreement and is included in our Compensation.

1.7 Staff at Green Baron Ventures Inc. has significant experience constructing and writing press releases based on factual information presented from the CLIENT. Green Baron Ventures offers to help the Company write press releases during the term of this Agreement limited to four edited versions. Green Baron Ventures does not pay for or submit the press releases for distribution through a news service.

2. Green Baron Ventures Inc. may disseminate a corporate profile of CLIENT's corporation and operational practices to potential shareholders, the investment community, including, but not limited to The Green Baron Investors Society database and The Green Baron Report database.

2.1 For the period commencing upon the date of this agreement report and continuing for a period of at least 90 days (herein "Marketing and Consulting Term") from the release date of email referencing MVTG to its databases and posting on TheGreenBaron.com website. Green Baron Ventures Inc. shall render Consulting and Marketing Services, as directed, verbally or in writing, to CLIENT in connection with said CLIENT's business.

2.2 During the term of this Agreement Green Baron Ventures Inc. has no and shall not assert any ownership interest to the business names or trademarks of CLIENT.

3. Nondisclosure.

3.1 Green Baron Ventures Inc. covenants and agrees to use any Confidential Information, as described below, released to Green Baron Ventures Inc. from client solely for the purpose of performing its consulting services hereunder. Green Baron Ventures Inc. covenants and agrees not to use the Confidential Information for any competitive purpose or in any manner that may damage Client and shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent unauthorized use, dissemination, or publication as Green Baron Ventures Inc. uses to protect its own proprietary confidential information. This covenant not to disclose Confidential Information shall be effective during and for one (1) year after the termination of this Agreement.

3.2 "Confidential Information" shall include any information transferred from Client to Green Baron Ventures Inc. in connection with its Consulting and Marketing Services, in written form, in code or electronically including any information concerning technical data, processes, and procedures, design specifications, database infrastructure, business models, market strategies, software and firmware, trade secrets or know-how.

3.3 Confidential Information does not include information that:

3.3.1 Green Baron Ventures Inc. can prove was in its possession at the time of the disclosure by the disclosing party, or

3.3.2 is currently, or becomes publicly known through no fault of Green Baron Ventures Inc., or

3.3.3 is received from a third party without similar restrictions and without breach of this Agreement, or

3.3.4 is approved for release by written authorization of client subsequent to this Agreement, or

3.3.5 is independently developed by Green Baron Ventures Inc. without the use of any Confidential Information.

4. Compensation. Green Baron Ventures Inc. shall receive as compensation for its Consulting and Marketing Services the following:

4.1 Cash portion: It is agreed that Green Baron Ventures Inc. will receive a total of three thousand five hundred dollars (U.S. $3,500) for services listed in this agreement to be paid before any profile is written or disseminated to opt in databases. See wire instructions below for cash delivery:

Wire Instructions for cash:

Bank: U.S. Bank
Branch: 101 E. First St. Dixon, Illinois, 61021
Bank Phone: (815) 288-3315
Account Title: Green Baron Ventures Inc.
313 Landings Blvd.
Greenacres, FL 33413
ASA/Routing Number: 071904779
Account Number: 199355798703
SWIFT: USBKUS441MT

4.2 Stock portion: It is agreed that Green Baron Ventures Inc. will also receive a total of twelve thousand (12,000) restricted 144 common shares of Mantra Venture Group, Ltd. (OTCQB: MVTG) for services listed in this agreement. Client will be responsible for all fees related to clearing the shares including an opinion letter or other legal costs that may occur to clear the shares at a brokerage firm. Green Baron Ventures Inc. is responsible for paying brokerage commissions and other costs to liquidate shares.

A share certificate for the entire number of shares must be issued and received prior to release of the initial profile on MVTG to Green Baron databases. Shares are deemed completely earned as of the Date of this Agreement. Green Baron Ventures Inc. tax ID is 30-0122840.

Please express mail certificate titled to Green Baron Ventures Inc. to:

5. Termination. Either party prior to the expiration of the Consulting and Marketing Term may terminate this Agreement as follows:

5.1 Immediately at anytime so long at it is by mutual written consent of both parties.

6. Relationship of the Parties. Green Baron Ventures Inc. shall be an independent contractor and not an employee or agent of CLIENT or CLIENT's Company. Nothing herein contained, or otherwise, shall be deemed to place or is intended to have the effect of rendering Green Baron Ventures Inc. in a relationship with CLIENT or CLIENT's Company as one other than an independent contractor, and for no purpose shall CLIENT or CLIENT's Company and Green Baron Ventures Inc. be deemed, respectively, employer and employee. Subject to consultation with Client, Green Baron Ventures Inc. shall at all times have full power and control respecting the mode and details of performing the services described in this Agreement. It is understood by the parties that no duty on the part of CLIENT shall arise to pay any sums on behalf of or for the benefit of Green Baron Ventures Inc. relating to withholding taxes, unemployment compensation insurance, disability insurance, Social Security contributions or any other similar amounts or contributions customarily payable by virtue of an employment relationship. Green Baron Ventures Inc. shall be responsible for all such obligations described in the preceding sentence, shall be responsible for making any required reports or disclosures to federal, state or local taxing authorities regarding Green Baron Ventures Inc's income and expenses and shall defend, indemnify and save harmless CLIENT from any and all liability arising from Green Baron Ventures Inc's failure to make such payments and reports in a timely and proper fashion.

7. Indemnification. Green Baron Ventures Inc. and CLIENT for each of themselves hereby agrees to indemnify and hold harmless each other and each of their officers, directors, shareholders, agents, representations and employees ("Indemnities") for any suit, claim a, action, obligation or liability affecting the Indemnities arising from the negligent acts of the other or their agents or arising from any intellectual property infringement by the other or their agents in connection with this Agreement

8. Severability. If any provision of this Consulting and Marketing Agreement is for any reason unenforceable or void as set forth herein, such provision shall be deemed modified and severed from the balance of this Agreement to the extent required to eliminate only such portions or applications as are either unenforceable or void, but otherwise shall remain in full force and effect.

9. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail, postage prepaid, to:

Green Baron Ventures Inc.
19248 Cheyenne St.
Northridge, CA 91326

Either party may change the address for giving of notices by notice given pursuant to this paragraph. Should a dispute arise that requires litigation or arbitration, it shall take place in the state of California. It is further noted that in April 2011, Evergreen Marketing, Inc. of Illinois (established October 2002) changed its State of Incorporation to Florida. The tax ID number remained the same, but the official name of the Company operation in Florida is now Green Baron Ventures Inc. dba Evergreen Marketing, Inc.

10. Further Assurances. Each party agrees to cooperate with the other, and to execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and to take all such other actions as may be reasonably requested of it from time to time, in order to effectuate the provisions and purposes of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as August 22, 2014:

On behalf of services to provide awareness and marketing coverage of Mantra Venture Group, Ltd. (OTCQB: MVTG)